Exhibit 10.14

FIRST AMENDMENT TO LEASE

(RELOCATION)

This First Amendment to Lease (the “Agreement”) is entered into as of February 12, 2010, by and between WESTPORT OFFICE PARK, LLC, a California limited liability company (“Landlord”), and IMPERVA, INC., a Delaware corporation (“Tenant”), with respect to the following facts and circumstances:

A. Landlord and Tenant are parties to that certain Lease Agreement dated February 12, 2008 (the “Lease”), of certain premises comprising approximately 15,760 rentable square feet commonly known as Suite 101, (the “Existing Space”), in a commercial office building (the “Building”) located at 3400 Bridge Parkway, Redwood City, California, and more particularly described in the Lease. Capitalized terms used and not otherwise defined herein shall have the meanings given those terms in the Lease.

B. Landlord and Tenant desire to amend the Lease to relocate Tenant to new space in Building, and to substitute that new space for the Existing Space as the “Premises” demised by the Lease. Landlord and Tenant further wish to terminate Tenant’s obligations under the Lease with respect to the Existing Space to the extent provided in this Agreement.

It is therefore, agreed as follows:

1. The following terms shall have the following meanings as used in this Agreement and the Lease:

“Relocation Space” means the premises more particularly described on Exhibit “B-l” attached hereto, which is commonly known as Suite 200 in the Building.

“Relocation Space Commencement Date” means the date that is the later of (a) July 1, 2010, or (b) the date upon which Landlord delivers possession of the Relocation Space to Tenant with the Relocation Space Improvements substantially completed.

“Relocation Space Improvements” means those improvements constructed in the Relocation Space by Landlord pursuant to Section 55.1.8 of the Lease, as amended by this Agreement.

2. Effective on the Relocation Space Commencement Date, (a) Exhibit “B-l” to this Agreement is substituted for and replaces the existing Exhibit “B” to the Lease, (b) “Premises” shall mean the Relocation Space and shall no longer mean the Existing Space, and (c) Landlord leases to Tenant, and Tenant leases from Landlord, the Relocation Space, on the terms and conditions in the Lease and as further provided herein.

3. The following new Articles 55 and 56 are added to the Lease:

“ARTICLE 55

RELOCATION SPACE

55.1 Relocation Space Terms.

55.1.1 Effective on the Relocation Space Commencement Date, the Premises shall include the space (the “Relocation Space”) generally indicated on Exhibit B-l hereto as the Relocation Space, which space consists of 25,560 rentable square feet. Commencing on the date that is twenty-one (21) days prior to the Relocation Space Commencement Date, Tenant shall be entitled to have early access to the Relocation Space without the obligation for payment of rent for the purposes of installing its furniture, fixtures, cabling, files and equipment; and provided that (a) Tenant shall not interfere with Landlord’s construction of the Relocation Space Improvements, (b) Tenant first provides Landlord with all insurance required by the terms of the Lease, modified to apply to the Relocation Space, (c) all construction by Tenant shall be performed in accordance with the terms of the Lease, including without limitation Article 15, and (d) Tenant has coordinated its schedule of early entry with Landlord to Landlord’s reasonable satisfaction. The Relocation Space Improvements shall be deemed substantially completed upon the later of the (a) issuance of a certificate of substantial completion by Landlord’s architect as to construction of the Relocation Space Improvements, or (b) issuance of a temporary or permanent certificate of occupancy by the local building authority (or a reasonably substantial equivalent such as a sign-off from a building inspector), if such is required, notwithstanding that minor or unsubstantial details or construction, mechanical adjustment or decoration remains to be performed. The Relocation Space Commencement Date and the obligation of Tenant to pay Base Rent, Additional Rent and all other charges hereunder shall not be delayed or postponed by reason of any delay by Tenant in performing changes or alterations in the Relocation Space not required to be performed by Landlord. In the event the Relocation Space Commencement Date shall occur on a day other than the first day of a month, then the Base Rent shall be immediately paid for such partial month prorated on the basis of a thirty (30) day month. As soon as the Relocation Space Commencement Date is determined, Tenant shall execute a Relocation Space Commencement Date memorandum in the form attached to the Lease as Exhibit F acknowledging, among other things, the (a) Relocation Space Commencement Date, (b) scheduled Expiration Date of this Lease, and (c) Tenant’s acceptance of the Relocation Space. The Tenant’s failure to execute the Relocation Space Commencement Date Memorandum shall not affect Tenant’s liability hereunder.

55.1.2 Tenant shall give Landlord written notice of any incomplete work, unsatisfactory conditions or defects (the “Relocation Space Punch List Items”) which were part of the Relocation Space Improvements in the Relocation Space within thirty (30) days after the Relocation Space Commencement Date and Landlord shall, at its sole expense, complete said work and/or remedy such unsatisfactory conditions or defects as soon as possible. The existence of any incomplete work, unsatisfactory conditions or defects as aforesaid shall not affect the Relocation Space Commencement Date or the obligation of Tenant to pay Base Rent, Additional Rent and all other charges hereunder.

55.1.3 Subject to completion of the Relocation Space Punch List Items, the taking of possession of the Relocation Space by Tenant shall be conclusive evidence that the Relocation Space and the Relocation Building were in good and satisfactory condition at the time possession was taken by Tenant. Except as otherwise expressly stated above, neither Landlord nor Landlord’s agents have made any representations or promises with respect to the condition of the Relocation Building, the Relocation Space, the land upon which the Relocation Building is constructed, or any other matter or thing affecting or related to the Relocation Building or the Relocation Space, except as herein expressly set forth, and no rights, easements or licenses are acquired by Tenant by implication or otherwise except as expressly set forth in this Lease.

55.1.4 Notwithstanding Section 55.1.3 above, Landlord warrants that the roof, structural components of the Relocation Building, the HVAC system, electrical and plumbing systems, elevator, parking lot or site lighting (the “Relocation Space Covered Items”), other than those constructed by Tenant, shall be in good operating condition on the date possession of the Relocation Space is delivered to Tenant. If a non-compliance with such warranty exists as of the delivery of possession, or if one of such Relocation Space Covered Items should malfunction or fail within sixty (60) days after the delivery of possession to Tenant, Landlord shall, as Landlord’s sole obligation with respect to such matter, promptly after receipt of written notice from Tenant setting forth in reasonable detail the nature and extent of such non-compliance, malfunction or failure, rectify the same at Landlord’s expense.

55.1.5 Tenant shall pay to Landlord monthly Base Rent for the Relocation Space in accordance with the following schedule payable in advance and without notice in monthly installments on the Relocation Space Commencement Date (which payment shall be a prorated partial payment for any partial month) and on the first day of each calendar month thereafter during the Relocation Space Term:

Period*	Annual Base Rent	Monthly Base Rent
1 - 12	$475,416.00	$39,618.00
13 - 24	$490,752.00	$40,896.00
25 - 36	$521,424.00	$43,452.00
37 - Expiration Date	$536,760.00	$44,730.00

*	Measured in months from the first day of the calendar month in which the Relocation Space Commencement Date falls.

55.1.6 Tenant shall pay Landlord the first installment of Monthly Base Rent due after the Relocation Space Commencement Date upon execution and delivery of the First Amendment to Lease which adds this Article 55 to the Lease (the “First Amendment”).

55.1.7 The term for the Relocation Space (“Relocation Space Term”) shall commence on the Relocation Space Commencement Date, and shall expire on the Expiration Date (as defined in the First Amendment) or earlier termination of this Lease.

55.1.8 The construction of the Relocation Space Improvements shall be governed by the terms of Exhibit C of the Original Lease (the “Work Letter”), with the following modifications:

(a) The total Tenant Improvement Allowance with respect to the Expansion Space shall be $639,000.00 in lieu of the amount set forth in the Work Letter;

(b) All references to the “Premises” in the Work Letter shall be references to the Expansion Space;

(c) Tenant shall be entitled to use up to $102,240.00 of the Tenant Improvement Allowance for the purpose of purchasing and installing workstation cubicles (the “Cubicles”) and the installation of (i) standard 4 CAT 6 cabling for each cube/office (for voice and data), (ii) fifteen (15) additional CAT 6 data ports for wireless access points, printers and fax machines in the Relocation Space, and (iii) four (4) patch panels for the voice/data cabling in the IT Room, and (iv) patch panel and cabling for one hundred fifty (150) data ports in the Support Room (collectively with the Cubicles, the “Permitted Cubicles and Cabling”);

(d) No portion of the Tenant Improvement Allowance may be expended for office or conference room furniture, lobby furniture, server equipment or other equipment or cabling other than the Permitted Cubicles and Cabling;

(e) Each reference in the Tenant Work Letter to the “Commencement Date” shall be a reference to the Relocation Space Commencement Date;

(f) The first sentence of Section 5.1 of the Tenant Improvement Work Letter is revised to read as follows: “Except as provided in this Section 5.1, the Relocation Space Commencement Date shall occur as set forth in Section 1 of the First Amendment to this Lease;”

(g) Section 6.1 of the Tenant Work Letter shall not apply and the provisions of Section 5.1.1 of the Lease, as amended by this Agreement, shall instead govern Tenant’s early access into the Relocation Space; and

(h) Landlord shall retain title to the Cubicles notwithstanding that they were purchased out of the Tenant Improvement Allowance.

55.1.9 All other terms and conditions of this Lease shall, except to the extent inconsistent with this Article, apply to the Relocation Space; provided, however, that Tenant shall not be entitled to any construction allowance or other inducement, except as expressly provided in this Article 55, and the provisions of Article 2 shall not apply.

55.2 Termination of Leasing of the Existing Space. The Lease for the Existing Space shall terminate on the Relocation Space Commencement Date (the “Existing Space Expiration Date”) that is one day after the Relocation Space Commencement Date. Tenant shall be required to fulfill all obligations under the Lease relating to the expiration of the term with respect to the Existing Space on or before the Existing Space Expiration Date. It is the intent of Landlord and Tenant that the term of the Lease with respect to the Relocation Space continue through the Expiration Date, notwithstanding that the Lease with respect to the Existing Space shall terminate on the Existing Space Expiration Date. If Tenant does not vacate the Existing Space on or before the Relocation Space Commencement Date, all provisions in Article 31 of the Lease shall apply with respect to that holding over in the Existing Space.

SECTION 56

PERSONAL PROPERTY

56.1 Landlord hereby leases to Tenant, and Tenant hereby hires from Landlord, the Cubicles (the “Included Personal Property”).

56.2 Tenant shall:

56.2.1 Accept the Included Personal Property in its “as is” condition as of the date hereof, as the same may be affected by reasonable wear and tear after the date hereof;

56.2.2 Insure the Included Personal Property against loss or damage by fire or other casualty (and all of the provisions of this Lease applicable to insurance required to be carried by Tenant shall be applicable thereto); and

56.2.3 Surrender the Included Personal Property to Landlord in the Premises upon the expiration or sooner termination of this Lease in the same condition as at the commencement of this Lease, as the same may be affected by reasonable wear and tear or damage by fire or other casualty; provided, however, that if the Included Personal Property shall have been damaged by fire or other casualty and not repaired or replaced then upon such expiration or sooner termination Tenant shall pay to Landlord the full replacement cost thereof.”

4. Effective on the Relocation Space Commencement Date, the following further amendments to the Lease shall apply:

4.1 The Tenant’s Building Percentage for the Existing Space is deleted and the Lease is amended to provide that Tenant’s Building Percentage with respect to the Relocation Space is 51.27%.

4.2 The Term of the Lease is hereby extended such that it shall expire on the date (the “Expiration Date”) that is the day prior to the date that is forty-five (45) months after the Relocation Space Commencement Date; provided that if the Relocation Space Commencement Date does not occur on the first day of a calendar month, the Expiration Date shall be the last day of the calendar month in which the date that is forty-five (45) months after the Relocation Space Commencement Date falls.

4.3 The Square footage appearing in the last sentence of Section 32.1 of the Original Lease is increased to 25,000 square feet.

4.4 The following new Article 51 is hereby added to the Lease:

“ARTICLE 51.

OPTION TO EXTEND LEASE

51.1 Extension Option. Tenant shall have the option to extend this Lease (the “Extension Option”) for one additional term of three (3) years (the “Extension Period”) after the Expiration Date, upon the terms and conditions hereinafter set forth:

(a) If the Extension Option is exercised, then the Base Rent per annum for such Extension Period (the “Option Rent”) shall be an amount equal to the Fair Market Rental Value (as defined hereinafter) for the Premises as of the commencement of the Extension Option for such Extension Period; provided, however, that the Option Rent shall in no event be less than the Base Rent scheduled to be paid during the year immediately prior to the commencement of the Extension Period.

(b) The Extension Option must be exercised by Tenant, if at all, only at the time and in the manner provided in this subsection 51.1(b).

(i) If Tenant wishes to exercise the Extension Option, Tenant must, on or before the date occurring six (6) months before the Expiration Date (as defined in the First Amendment to this Lease) (but not before the date that is nine (9) months before the Expiration Date), exercise the Extension Option by delivering written notice (the “Exercise Notice”) to Landlord. If Tenant timely and properly exercises its Extension Option, the Lease Term shall be extended for the Extension Period upon all of the terms and conditions set forth in the Lease, as amended, except that the Base Rent for the Extension Period shall be as provided in Subparagraph 51.1(a) and Tenant shall have no further options to extend the Lease Term.

(ii) If Tenant fails to deliver a timely Exercise Notice, Tenant shall be considered to have elected not to exercise the Extension Option.

(c) It is understood and agreed that the Extension Option hereby granted is personal to Tenant and is not transferable; provided that Tenant may assign the Extension Option to a Permitted Transferee as part of the assignment of Tenant’s entire interest in this Lease to that Permitted Transferee pursuant to a Permitted Transfer.

(d) Tenant’s exercise of the Extension Option shall, if Landlord so elects in its absolute discretion, be ineffective in the event that an Event of Default by Tenant remains uncured at the time of delivery of the Exercise Notice or at the commencement of the Extension Period.

51.2 Fair Market Rental Value. The provisions of this Section shall apply in any instance in which this Lease provides that the Fair Market Rental Value is to apply.

(a) “Fair Market Rental Value” means the annual amount per square foot that a willing tenant would pay and a willing landlord would accept in arm’s length negotiations, without any additional inducements, for a lease of the applicable space on the applicable terms and conditions for the applicable period of time. Fair Market Rental Value shall be determined by Landlord considering the most recent new direct leases (and market renewals and extensions, if applicable) in the Building and in Comparable Buildings owned or managed by Landlord in the Market Area. If there are no such direct leases that are recent, consideration shall be given to the most recent new direct leases (and market renewals and extensions, if applicable) in other Comparable Buildings in the Market Area.

(b) In determining the rental rate of comparable space, the parties shall include all escalations and take into consideration the following concessions:

(i) Rental abatement concessions, if any, being granted to tenants in connection with the comparable space;

(ii) Tenant improvements or allowances provided or to be provided for the comparable space, taking into account the value of the existing improvements in the Premises, based on the age, quality, and layout of the improvements.

(c) If in determining the Fair Market Rental Value the parties determine that the economic terms of leases of comparable space include a tenant improvement allowance, Landlord may, at Landlord’s sole option, elect to do the following:

(i) Grant some or all of the value of the tenant improvement allowance as an allowance for the refurbishment of the Premises; and

(ii) Reduce the Base Rent component of the Fair Market Rental Value to be an effective rental rate that takes into consideration the total dollar value of that portion of the tenant improvement allowance that Landlord has elected not to grant to Tenant (in which case that portion of the tenant improvement allowance evidenced in the effective rental rate shall not be granted to Tenant).

51.3 Determination of Fair Market Rental Value. The determination of Fair Market Rental Value shall be as provided in this Section 51.3.

(a) Negotiated Agreement. Landlord and Tenant shall diligently attempt in good faith to agree on the Fair Market Rental Value on or before the tenth (10th) day after Tenant’s exercise of the Extension Option (the “Outside Agreement Date”).

(b) Parties’ Separate Determinations. If Landlord and Tenant fail to reach agreement on or before the Outside Agreement Date, Landlord and Tenant shall each make a separate determination of the Fair Market Rental Value and notify the other party of this determination within five (5) business days after the Outside Agreement Date.

(i) Two Determinations. If each party makes a timely determination of the Fair Market Rental Value, those determinations shall be submitted to arbitration in accordance with subsection (c).

(ii) One Determination. If Landlord or Tenant fails to make a determination of the Fair Market Rental Value within the five-business day period, that failure shall be conclusively considered to be that party’s approval of the Fair Market Rental Value submitted within the five-business day period by the other party.

(c) Arbitration. If both parties make timely individual determinations of the Fair Market Rental Value under subsection (b), the Fair Market Rental Value shall be determined by arbitration under this subsection (c).

(i) Scope of Arbitration. The determination of the arbitrators shall be limited to the sole issue of whether Landlord’s or Tenant’s submitted Fair Market Rental Value is the closest to the actual Fair Market Rental Value as determined by the arbitrators, taking into account the requirements of Section 51.2.

(ii) Qualifications of Arbitrator(s). The arbitrators must be licensed real estate brokers who have been active in the leasing of commercial multi-story properties in the Market Area over the five-year period ending on the date of their appointment as arbitrator(s).

(iii) Parties’ Appointment of Arbitrators. Within fifteen (15) days after the Outside Agreement Date, Landlord and Tenant shall each appoint one arbitrator and notify the other party of the arbitrator’s name and business address.

(iv) Appointment of Third Arbitrator. If each party timely appoints an arbitrator, the two (2) arbitrators shall, within ten (10) days after the appointment of the second arbitrator, agree on and appoint a third arbitrator (who shall be qualified under the same criteria set forth above for qualification of the initial two (2) arbitrators) and provide notice to Landlord and Tenant of the arbitrator’s name and business address.

(v) Arbitrators’ Decision. Within thirty (30) days after the appointment of the third arbitrator, the three (3) arbitrators shall decide whether the parties will use Landlord’s or Tenant’s submitted Fair Market Rental Value and shall notify Landlord and Tenant of their decision. The decision of the majority the three (3) arbitrators shall be binding on Landlord and Tenant.

(vi) If Only One Arbitrator is Appointed. If either Landlord or Tenant fails to appoint an arbitrator within fifteen (15) days after the Outside Agreement Date, the arbitrator timely appointed by one of them shall reach a decision and notify Landlord and Tenant of that decision within thirty (30) days after the arbitrator’s appointment. The arbitrator’s decision shall be binding on Landlord and Tenant.

(vii) If Only Two Arbitrators Are Appointed. If each party appoints an arbitrator in a timely manner, but the two (2) arbitrators fail to agree on and appoint a third arbitrator within the required period, the arbitrators shall be dismissed without delay and the issue of Fair Market Rental Value shall be submitted to binding arbitration under the real estate arbitration rules of JAMS, subject to the provisions of this section.

(viii) If No Arbitrator Is Appointed. If Landlord and Tenant each fail to appoint an arbitrator in a timely manner, the matter to be decided shall be submitted without delay to binding arbitration under the real estate arbitration rules of JAMS subject the provisions of this Section 51.3(c).

51.4 Cost of Arbitration. The cost of the arbitration shall be paid by the party whose submitted Fair Market Rental Value is not selected by the arbitrators.”

5. Landlord currently holds a Security Deposit from Tenant in the amount of $42,552.00 pursuant to Section 4.3 of the Lease that was deposited with Landlord in lieu of the Letter of Credit upon the execution and delivery of the Lease. The amount of the Security Deposit required under the Lease shall be increased to $71,823.60 and Tenant shall deposit the balance of the Security Deposit in the amount of $29,271.60 with Landlord on the date Tenant executes and delivers this Agreement. Accordingly, (a) the “Security Deposit Amount” in the Basic Lease Information of the Lease is hereby changed to $71,823.60, (b) the following is hereby deleted from the Basic Lease Information of the Lease: “Letter of Credit Required Amount: $42,552.00,” and (c) Article 54 and Exhibit I are hereby deleted from the Lease and are of no further force or effect.

6. The Basic Lease Information is amended to show the address of Tenant for notices as the Existing Space until the Relocation Space Commencement Date and then the Relocation Space from and after the Relocation Space Commencement Date until Tenant’s address is changed pursuant to Section 36.3 of the Lease.

7. Landlord and Tenant each represent and warrant to the other that neither has had any dealings with any person, firm, broker or finder (other than those persons, if any, whose names are set forth at the end of this Paragraph) in connection with the negotiation of this Agreement and/or the consummation of the transaction contemplated hereby, and no other broker or other person, firm or entity is entitled to any commission or finder’s fee in connection with said transaction and Landlord and Tenant do each hereby indemnify and hold the other harmless from and against any costs, expenses, attorneys’ fees or liability for compensation, commission or charges which may be claimed by any such unnamed broker, finder or other similar party by reason of any dealings or actions of the indemnifying party. Named brokers:

Landlord’s Broker:	NAI BT Commercial.

Tenant’s Broker:	Collectively, CB Richard Ellis, Inc. and CPC.

The commission payable to Landlord’s Broker with respect to this Agreement shall be paid by Landlord pursuant to the terms of the separate commission in effect between Landlord and Landlord’s Broker. Landlord’s Broker shall pay a portion of its commission to Tenant’s Broker if so provided in any agreement between Landlord’s Broker and Tenant’s Broker. Nothing in this Agreement shall impose any obligation on Landlord to pay a commission or fee to any party other than Landlord’s Broker.

8. As additional consideration for this Agreement, Tenant hereby certifies to Landlord on the date first above written as follows:

(a) The Lease for the Existing Space is in full force and effect.

(b) Tenant is in possession of the Premises denoted “Existing Space”.

(c) Base Rent for the Existing Space has been paid through January 31, 2010.

(d) Tenant’s Share of Operating Expenses and Taxes for the Existing Space have been paid through January 31, 2010.

(e) To Tenant’s knowledge, there are not any uncured defaults on the part of Landlord or Tenant under the Lease.

(f) All required contributions by Landlord to Tenant on account of Tenant’s improvements of the Existing Space have been received.

(g) To Tenant’s knowledge, there are no existing defenses or offsets which Tenant or Landlord has against the enforcement of the Lease by Landlord or Tenant.

(h) Tenant has not sublet any portion of the Premises denoted “Existing Space” or assigned its interest in the Lease.

(i) Tenant’s representations and warranties in Section 53.1 of the Lease are true and correct.

9. Except as specifically provided herein, the terms and conditions of the Lease as amended hereby are confirmed and continue in full force and effect. This Agreement shall be binding on the heirs, administrators, successors and assigns (as the case may be) of the parties hereto. This Agreement and the attached exhibits, which are hereby incorporated into and made a part of this Agreement, set forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Agreement. Tenant agrees that neither Tenant nor its agents or any other parties acting on behalf of Tenant shall disclose any matters set forth in this Agreement or disseminate or distribute any information concerning the terms, details or conditions hereof to any person, firm or entity without obtaining the express written consent of Landlord. In the case of any inconsistency between the provisions of the Lease and this Agreement, the provisions of this Agreement shall govern and control. Submission of this Agreement by Landlord is not an offer to enter into this Agreement but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Agreement until Landlord has executed and delivered the same to Tenant.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Agreement to be duly executed as of the date first written above.

“Landlord:”

WESTPORT OFFICE PARK, LLC, a California limited liability company

By:	The Prudential Insurance Company of America, a New Jersey corporation, its member

	By:	/s/ Jeffrey D. Mills

Jeffrey D. Mills, Vice President
[Printed Name and Title]

“Tenant:”

IMPERVA, INC.,
a Delaware corporation

By:	/s/ Aviv Shoham

Aviv Shoham, VP Finance
[Printed Name and Title]

EXHIBIT B-1

RELOCATION SPACE

(See Attached)

# Bayshore Technology Park

## Redwood City, CA

www.bayshoretechpark.com

### 3400 Bridge Parkway

| Suite 201 | ±25,890 SF |
| --- | --- |

- 6 Privates
- 1 conference rooms
- Large server with two ±5 Ton Units
- Kitchenette
- Expensive bay views

NAI BT Commercial

Randy Keller
650 347 3700
rkeller@naibtcommercial.com

Mike Moran
650 347 3700
mmoran@naibtcommercial.com

Ben Paul
650 347 3700
bpaul@naibtcommercial.com

Randy Arrillaga
650 852 1200
rarrillaga@naibtcommercial.com